EXHIBIT 10.61
Reynolds American Inc.
Executive Severance Plan
Effective January 1, 2007

-i-

7.9	Modification	18
7.10	Gender and Number	18
7.11	Applicable Law	18

-ii-

Reynolds American Inc.
Executive Severance Plan
Article 1. Establishment and Term of the Plan
     1.1 Establishment of the Plan. Reynolds American Inc. (the “Company”) hereby establishes a severance plan to be known as the “Reynolds American Inc. Executive Severance Plan” (the “Plan”). The Plan provides severance benefits to specified senior executives of the Company and any other entity that adopts this Plan in accordance with the provisions of Section 7.3 (a “Participating Company”) upon certain terminations of employment from a Participating Company.
     The Company considers the establishment and maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibilities of a change in control or a termination of an Executive’s employment by a Participating Company may arise and that such possibilities, and the uncertainty and questions which they may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.
     Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Participating Companies’ management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control of the Company or a termination of an Executive’s employment by a Participating Company.
     1.2 Plan Term. This Plan will commence on January 1, 2007 (the “Effective Date”) and shall continue in effect until terminated by the Company. The Company may terminate this Plan entirely or terminate any individual Executive’s participation in the Plan at any time by: (a) giving all Executives twelve (12) months prior written notice of Plan termination if terminating the Plan in its entirety; or (b) giving the affected Executive twelve (12) months prior written notice terminating the affected Executive’s participation in the Plan. Upon delivery of such notice by the Company, this Plan, along with all corresponding rights, duties, and covenants, shall terminate on the date indicated in such notice, which date shall not be less than twelve (12) months from the date the Executive received such notice.
     1.3 Change in Control and Plan Term. Notwithstanding Section 1.2, in the event of a Change in Control during the term of the Plan, the Company may not terminate the Plan or any individual Executive’s participation in the Plan during the period beginning on the date of the Change in Control through the second anniversary of the Change in Control, whereupon the provisions of the Plan pertaining to Change in Control Severance Benefits shall automatically terminate. The Company shall cause any successor entity in a Change in Control to expressly assume the Plan, as further provided in Article 7.
Article 2. Definitions
     Wherever used in this Plan, the following capitalized terms shall have the meanings set forth below:

(a)	“Accounting Firm” means a nationally recognized accounting firm, or actuarial, benefits or compensation consulting firm (with experience in performing the calculations regarding the applicability of Section 280G of the Code and of the tax imposed by Section 4999 of the Code) selected by the Company.

(b)	“B&W” means Brown & Williamson Tobacco Corporation.

(c)	“Base Salary” means, at any time, the then regular annual rate of pay which the Executive is receiving as annual salary, excluding amounts: (i) received under short-term or long-term incentive or other bonus plans, regardless of whether the amounts are deferred, or (ii) designated by the Participating Company as payment toward reimbursement of expenses.

(d)	“BAT” means, collectively, British American Tobacco, p.l.c., a public limited company incorporated under the laws of England and Wales, and its affiliates, other than the Participating Companies.

(e)	“BCA” has the meaning set forth in Section 2(j).

(f)	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(g)	“Board” or “Board of Directors” means the Board of Directors of the Company.

(h)	“Cause” means the occurrence of any one or more of the following:
(i)	The Executive’s criminal conduct;
(ii)	The Executive’s deliberate and continual refusal to perform employment duties on a substantially full-time basis;

(iii)	The Executive’s deliberate and continual refusal to act in accordance with any specific lawful instructions of an authorized officer or employee more senior than the Executive or a majority of the Board of Directors of the Participating Company; or

(iv)	The Executive’s deliberate misconduct which could be materially damaging to the Participating Company or any of its business operations without a reasonable good faith belief by the Executive that such conduct was in the best interests of the Participating Company.
Notwithstanding the foregoing, a Tier I or Tier II Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Tier I or Tier II Executive a copy of a resolution duly adopted by the affirmative vote of not less than two thirds of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Tier I or Tier II Executive and an opportunity for the Tier I or Tier II

Executive, together with the Tier I or Tier II Executive’s counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Tier I or Tier II Executive had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Tier I or Tier II Executive or his beneficiaries to contest the validity or propriety of any such determination.
(i)	“Change in Control” shall occur if any of the following events occur:
(i)	An individual, corporation, partnership, group, associate, or other entity or Person, other than any employee benefit plans sponsored by the Company, is or becomes the Beneficial Owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors; provided, however, that the acquisition of Company securities by BAT pursuant to the Business Combination Agreement, dated as of October 27, 2003, between RJR and B&W, as thereafter amended (the “BCA”), or as expressly permitted by the Governance Agreement, dated as of July 30, 2004, among British American Tobacco, p.l.c., B&W, and the Company (the “Governance Agreement”), shall not be considered a Change in Control for purposes of this subsection (i);

(ii)	Individuals who constitute the Board (or who have been designated as directors in accordance with Section 1.09 of the BCA) on July 30, 2004 (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was: (A) approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee of the Company for director); or (B) made in accordance with Section 2.01 of the Governance Agreement, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate, or other entity or Person other than the Company’s Board, shall be, for purposes of this paragraph (ii), considered as though such person were a member of the Incumbent Board; or

(iii)	The approval by the shareholders of the Company of a plan or agreement providing: (A) for a merger or consolidation of the Company other than with a wholly owned Subsidiary and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (B) for a sale, exchange, or other disposition of all or substantially all of the assets of the Company, other than any such transaction where the transferee of all or substantially all of the assets of the Company is a wholly owned Subsidiary or an entity more than fifty percent (50%) of the combined voting power of the voting securities of which is represented by voting securities of the Company outstanding immediately prior to the transaction (either remaining outstanding or by being converted into voting securities of the transferee entity). If any of the events enumerated in this paragraph (iii) occur, the Board shall determine the effective date of the Change in Control resulting there from for purposes of this Plan.

(j)	“Change in Control Good Reason” means, without a Tier I or Tier II Executive’s express written consent, the occurrence after a Change in Control of any one (1) or more of the following:
(i)	A material reduction of the Tier I or Tier II Executive’s authorities, duties, or responsibilities as an executive and/or officer of a Participating Company from those in effect as of ninety (90) calendar days prior to the Change in Control, other than an insubstantial or inadvertent reduction that is remedied by the Participating Company promptly after receipt of notice thereof given by the Tier I or Tier II Executive; provided, however, that any reduction in the foregoing resulting merely from the acquisition of the Participating Company and its existence as a subsidiary or division of another entity, such as a change in reporting relationship or title, shall not be sufficient to constitute a Change in Control Good Reason;

(ii)	A Participating Company’s requiring a Tier I or Tier II Executive to be based at a location that exceeds the minimum distance under Section 217(c) of the Code (for purposes of a moving expense deduction), from the location of the Tier I or Tier II Executive’s principal job location or office immediately prior to the Change in Control; except for required travel on the Participating Company’s business to an extent substantially consistent with the Tier I or Tier II Executive’s then present business travel obligations;

(iii)	A reduction by a Participating Company in excess of twenty percent (20%) of the aggregate value of (A) a Tier I or Tier II Executive’s Base Salary and target annual bonus amount (both as in effect on the date of the Change in Control) and (B) the long-term incentive opportunities provided to a Tier I or Tier II Executive (as compared to the value of aggregate long-term incentive opportunities provided as of the date of the Change in Control), except for across-the-board reductions generally applicable to all Tier I or Tier II Executives;

(iv)	A reduction by a Participating Company in aggregate employee benefits provided to a Tier I or Tier II Executive as compared to the value of aggregate employee benefits provided as of the date of the Change in Control, except for across-the-board reductions generally applicable to all Tier I or Tier II Executives;

(v)	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Plan, as contemplated in Article 7 herein; and

(vi)	A material breach of this Plan by a Participating Company which is not remedied by the Participating Company within ten (10) business days of receipt of written notice of such breach delivered by a Tier I or Tier II Executive to the Participating Company.
Notwithstanding the foregoing, Change in Control Good Reason shall cease to exist for an event on the ninetieth (90th) day following the later of its occurrence or a Tier I or Tier II Executive’s knowledge thereof, unless the Tier I or Tier II Executive has given a Participating Company written notice thereof prior to such date. Unless a Tier I or Tier II Executive becomes Disabled, a Tier I or Tier II Executive’s right to terminate employment for a Change in Control Good Reason shall not be affected by the Tier I or Tier II Executive’s incapacity due to physical or mental illness. A Tier I or Tier II Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting a Change in Control Good Reason herein. Notwithstanding anything in this Plan to the contrary, a Tier III Executive shall have no right to terminate employment for a Change in Control Good Reason.
(k)	“Change in Control Severance Benefits” mean the severance benefits as provided in Section 3.3(a) through 3.3(g).

(l)	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

(m)	“Committee” means the Compensation Committee of the Board of Directors, or another committee of Board members appointed by the Board to administer this Plan.

(n)	“Company” means Reynolds American Inc., a North Carolina corporation, and any successor thereto as provided in Article 7.

(o)	“Disability” or “Disabled” shall have the meaning ascribed to such term in the Company’s governing long-term disability plan, or if no such plan exists, at the discretion of the Board.

(p)	“Effective Date” means January 1, 2007.

(q)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs, as provided in Section 3.2, which triggers the payment of Severance Benefits, or such other date upon which the Executive’s employment with a Participating Company terminates for reasons other than a Qualifying Termination.

(r)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(s)	“Excise Tax” means, collectively, (i) the tax imposed by Section 4999 of the Code by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code, or (ii) any similar tax imposed by state or local law, or (iii) any interest or penalties with respect to any excise tax described in clause (i) or (ii).

(t)	“Executive” means a Tier I, Tier II or Tier III Executive who is initially hired or rehired by a Participating Company on or after the Effective Date or who was hired before that date and is not a party to an effective agreement with a Participating Company providing for severance benefits.

(u)	“General Severance Benefits” mean the severance benefits as provided in Section 3.4(a) through 3.4(g).

(v)	“General Good Reason” means, without the Executive’s express written consent, a reduction by a Participating Company in excess of twenty percent (20%) of the aggregate value of (A) the Executive’s Base Salary and target annual bonus amount (both as in effect on the date the Executive first becomes covered by the Plan) and (B) the long-term incentive opportunities provided to the Executive (as compared to the value of aggregate long-term incentive opportunities provided as of the date the Executive first becomes covered by the Plan), except for across-the-board reductions generally applicable to all Executives. Notwithstanding the foregoing, General Good Reason shall cease to exist for an event on the ninetieth (90th) day following the later of its occurrence or the Executive’s knowledge thereof, unless the Executive has given a Participating Company written notice thereof prior to such date. Unless the Executive becomes Disabled, the Executive’s right to terminate employment for a General Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting a General Good Reason herein.

(w)	“Governance Agreement” has the meaning set forth in Section 2(j).

(x)	“Gross-Up Payment” has the meaning set forth in Section 4.1.

(y)	“Incumbent Board” has the meaning set forth in Section 2(j).

(z)	“Notice of Termination” means a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(aa)	“Participating Company” or “Participating Companies” means the Company and/or any other entity that adopts this Plan in accordance with the provisions of Section 7.3. “Participating Company” includes any successor(s) to a Participating Company, whether by merger, consolidation or otherwise. All Participating Companies are listed on Appendix C.

(bb)	“Payment” has the meaning set forth in Section 4.1.

(cc)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(dd)	“Plan” means this Reynolds American Inc. Executive Severance Plan.

(ee)	“Qualifying Termination” means any of the events described in Section 3.2, the occurrence of which triggers the payment of Severance Benefits.

(ff)	“RJR” means R.J. Reynolds Tobacco Holdings, Inc.

(gg)	“Severance Benefits” means the payout of Change in Control or General (as appropriate) Severance compensation as provided in Article 3.

(hh)	“Subsidiary” means any corporation or other entity in which the Company has a significant equity or other interest as determined by the Committee.

(ii)	“Tier I Executive” means the Chief Executive Officer of the Company.

(jj)	“Tier II Executive” means an individual employed by a Participating Company at job level eleven (11) through fourteen (14), inclusive (within the meaning of the Company’s payroll structure).

(kk)	“Tier III Executive” means an individual employed by a Participating Company at job level ten (10) (within the meaning of the Company’s payroll structure).
Article 3. Severance Benefits
     3.1 Right to Severance Benefits.
(a)	Change in Control Severance Benefits. The Executive shall be entitled to receive from the Company Change in Control Severance Benefits, as described in Section 3.3, if a Qualifying Termination of the Executive’s employment as described in Section 3.2(a) or 3.2(b) has occurred.

(b)	General Severance Benefits. The Executive shall be entitled to receive from the Company General Severance Benefits, as described in Section 3.4, if a Qualifying Termination of the Executive’s employment as described in Section 3.2(c) has occurred.

(c)	Severance Payment Schedule.
(i)	The Severance Benefits described in Sections 3.3(a) and 3.4(a) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the date of the Executive’s Qualifying Termination, but in no event later than sixty (60) calendar days from such date.

(ii)	The Severance Benefits described in Sections 3.3(c), 3.3(e), 3.4(c), and 3.4(e) shall be paid in cash to the Executive in a single lump sum at the applicable time provided under the annual bonus plan then in effect.

(iii)	The Severance Benefits described in Section 3.3(d) shall be paid out in the form of salary continuation over a period of: (i) thirty-six (36) months for Tier I Executives, (ii) twenty-four (24) months for Tier II Executives or (iii) eighteen (18) months for Tier III Executives, in accordance with the normal payroll procedures of the Participating Company. In addition, the Severance Benefits described in Section 3.3(b) shall be paid in cash to the Executive in a single lump sum with the last payment described in the immediately preceding sentence.

(iv)	The Severance Benefits described in Section 3.4(d) shall be paid out in the form of salary continuation over a period of: (i) thirty (30) months for Tier I Executives, (ii) eighteen (18) months for Tier II or Tier III Executives, in accordance with the normal payroll procedures of the Participating Company. In addition, the Severance Benefits described in Section 3.4(b) shall be paid in cash to the Executive in a single lump sum with the last payment described in the immediately preceding sentence.

(v)	Notwithstanding any provision to the contrary in this Section 3.1(c), if it is determined that Section 7.7 is applicable to the payment of Severance Benefits, then the timing of such payments shall be pursuant to Section 7.7.
(d)	No Severance Benefits. The Executive shall not be entitled to receive Severance Benefits if the Executive’s employment with a Participating Company ends for reasons other than a Qualifying Termination.

(e)	General Release and Restrictive Covenant Agreement.. As a condition to receiving Severance Benefits under either Section 3.3 or 3.4, the Executive shall be obligated to execute (i) a general release of claims in favor of the Company, its current and former subsidiaries, affiliates and shareholders, and the current and former directors, officers, employees, and agents thereof in substantially the form attached hereto as Appendix A and (ii) a Reynolds American Non-Competition,

Non-Disclosure of Confidential Information, and Commitment to Provide Assistance Agreement in substantially the form attached hereto as Appendix B (a “Non-Competition Agreement”) or, with respect to an Executive who has previously executed a Non-Competition Agreement, a written affirmation of the Executive’s obligations thereunder.

(f)	No Duplication of Severance Benefits. If the Executive becomes entitled to Change in Control Severance Benefits, the benefits provided for under Section 3.3 shall be in lieu of all other benefits provided to the Executive under the provisions of this Plan and any other Participating Company-related severance plans, programs, or agreements including, but not limited to, the Severance Benefits under Section 3.4. Similarly, except following a Qualifying Termination described in Section 3.2(a)(ii), if the Executive becomes entitled to General Severance Benefits, the Severance Benefits provided under Section 3.4 shall be in lieu of all other benefits provided to the Executive under the provisions of this Plan and any other Participating Company-related severance plans, programs, or other agreements including, but not limited to, the Severance Benefits under Section 3.3.
     3.2 Qualifying Termination. The occurrence of any one or more of the following events (a “Qualifying Termination”) shall trigger the payment of Severance Benefits to the Executive, as such benefits are described under Sections 3.3 and 3.4:
(a)	Within twenty-four (24) calendar months following a Change in Control:
(i)	A Participating Company’s involuntary termination of the Executive’s employment without Cause; or

(ii)	A Tier I or Tier II Executive’s voluntary termination of employment for Change in Control Good Reason.
(b)	Within twelve (12) calendar months prior to a Change in Control, an involuntary termination by a Participating Company without Cause if such termination occurs at the request of any party involved in the Change in Control transaction; in such event, the date of the Qualifying Termination shall be deemed to be the date of the Change in Control.

(c)	At any time other than as described in Section 3.2(a) or 3.2(b), a Participating Company’s involuntary termination of the Executive’s employment without Cause or the Executive’s voluntary termination of employment for General Good Reason.
     A Qualifying Termination shall not include a termination of the Executive’s employment by reason of Disability, death, by a Participating Company for Cause, or voluntarily by the Executive other than for (i) Change in Control Good Reason as specified in Section 3.2(a) or (ii) General Good Reason as specified in Section 3.2(c).

     3.3 Description of Change in Control Severance Benefits. In the event that the Executive becomes entitled to receive Change in Control Severance Benefits, as provided in Sections 3.1, 3.2(a), and 3.2(b), the Company shall pay to the Executive and provide the Executive with the following:
(a)	An amount equal to the Executive’s unpaid Base Salary, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the date of the Qualifying Termination. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

(b)	An amount equal to the unpaid, accrued vacation pay owed to the Executive through and including the date of the Qualifying Termination. Such payment shall constitute full satisfaction for this amount owed to the Executive, and in no event shall the Executive accrue additional vacation time after the date of the Executive’s Qualifying Termination.

(c)	Any amount payable to the Executive under the annual bonus plan then in effect in respect of the most recently completed fiscal year, to the extent not theretofore paid. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

(d)	An amount equal to: (i) three (3) for Tier I Executives, (ii) two (2) for Tier II Executives or (iii) one and one-half (1 1/2) for Tier III Executives times the sum of: (A) the Executive’s annual rate of Base Salary in effect upon the date of the Qualifying Termination or, if greater, by the Executive’s annual rate of Base Salary in effect immediately prior to the occurrence of the Change in Control plus (B) the Executive’s then current target bonus opportunity established under the annual bonus plan in effect for the bonus plan year in which the date of the Executive’s Qualifying Termination occurs or, if greater, the Executive’s target bonus opportunity in effect prior to the occurrence of the Change in Control.

(e)	An amount equal to the annual bonus the Executive would have earned under the annual bonus plan for the plan year in which the Qualifying Termination occurs, determined based on the actual performance achieved under such annual bonus plan for such plan year, adjusted on a pro rata basis based on the number of days the Executive was actually employed during such plan year. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

(f)	Subject to clauses (i) and (ii) below, a Participating Company shall provide, at the same cost to the Executive, and under the same plans as in effect as of the date of the Qualifying Termination (subject to changes in costs and in such plans applicable to all employees generally), a continuation of the Executive’s (and the Executive’s eligible dependents’) health insurance coverage and other welfare benefits for: (1) thirty-six (36) months for Tier I Executives, (2) twenty-four (24) months for Tier II Executives or (3) eighteen (18) months for Tier III Executives from the date of the Qualifying Termination. The applicable COBRA health insurance benefit continuation period shall begin at the end of the period of continued health insurance coverage described in the preceding sentence.
(i)	If the Executive becomes covered under the health insurance coverage of a subsequent employer that does not contain any exclusion or limitation with respect to any preexisting condition of the Executive or the Executive’s eligible dependents, this health insurance benefit coverage by the Participating Company shall be discontinued prior to the end of the applicable benefit continuation period.

(ii)	If, as of the date of the Qualifying Termination, the provision to the Executive of the health insurance coverage described in this Section 3.3(f) would either: (A) violate the terms of the health insurance or other welfare benefit plan (or any other related insurance policies), (B) violate any of the Code’s nondiscrimination requirements applicable to such coverage, or (C) trigger the additional tax under Code Section 409A, then the Company, in its sole discretion, may elect to pay the Executive, in lieu of the health insurance coverage described under this Section 3.3(f), a lump-sum cash payment equal to the total monthly premiums (or in the case of a self-funded plan, the cost of COBRA continuation coverage) that would have been paid by the Participating Company for the Executive under the health insurance or other welfare benefit plan from the date of termination through the: (1) thirty-six (36) months for Tier I Executives, (2) twenty-four (24) months for Tier II Executives or (iii) eighteen (18) months for Tier III Executives following such date.
In the event that any health insurance or other welfare benefit coverage provided under this Section 3.3(f) is subject to federal, state, or local income or employment taxes, or in the event that a lump-sum payment is made in lieu of health insurance or other welfare benefit coverage under Section 3.3(f)(ii), the Company shall provide the Executive with an additional payment in the amount necessary such that after payment by the Executive of all such taxes (calculated after assuming the Executive pays such taxes for the year in which the payment or benefit occurs at the highest marginal tax rate applicable), including the taxes imposed on the additional payments, the Executive effectively received coverage on a tax-free basis or retains a cash amount equal to the health insurance or other welfare benefit cash payments provided pursuant to this Section 3.3(f)(ii).
(g)	A Participating Company shall provide the Executive with an additional pension benefit determined as if the Executive’s employment with the Participating Company had continued for an additional: (i) three (3) years for Tier I Executives, (ii) two (2) years for Tier II Executives or (iii) one and one-half (1 1/2) years for Tier III Executives, and calculated as if the Executive’s relevant pay for such additional period is at the same level as on the date of the Qualifying Termination, which benefit shall be provided under the Company’s qualified retirement plans to the extent permitted thereunder or under a nonqualified plan established by the Company.

     3.4 Description of General Severance Benefits. In the event that the Executive becomes entitled to receive General Severance Benefits, as provided in Sections 3.1(b) and 3.2(c), the Company shall pay to the Executive and provide the Executive with the following:
(a)	An amount equal to the Executive’s unpaid Base Salary, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the date of the Qualifying Termination. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

(b)	An amount equal to the unpaid, accrued vacation pay owed to the Executive through and including the date of the Qualifying Termination. Such payment shall constitute full satisfaction for this amount owed to the Executive, and in no event shall the Executive accrue additional vacation time after the date of the Executive’s Qualifying Termination.

(c)	Any amount payable to the Executive under the annual bonus plan then in effect in respect of the most recently completed fiscal year, to the extent not theretofore paid. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

(d)	An amount equal to: (i) two and one-half (2 1/2) for Tier I Executives, or (ii) one and one-half (1 1/2) for Tier II and III Executives, times the sum of: (A) the Executive’s annual rate of Base Salary in effect upon the date of the Qualifying Termination plus (B) the Executive’s then current target bonus opportunity established under the annual bonus plan in effect for the bonus plan year in which the date of the Executive’s Qualifying Termination occurs.

(e)	An amount equal to the annual bonus the Executive would have earned under the annual bonus plan for the plan year in which the Qualifying Termination occurs, determined based on the actual performance achieved under such annual bonus plan for such plan year, adjusted on a pro rata basis based on the number of days the Executive was actually employed during such plan year. Such payment shall constitute full satisfaction for these amounts owed to the Executive.

(f)	Subject to clauses (i) and (ii) below, a Participating Company shall provide, at the same cost to the Executive, and under the same plans as in effect as of the date of the Qualifying Termination (subject to changes in costs and in such plans applicable to all employees generally), a continuation of the Executive’s (and the Executive’s eligible dependents’) health insurance coverage and other welfare benefits for: (1) thirty (30) months for Tier I Executives, or (2) eighteen (18) months for Tier II and III Executives, from the date of the Qualifying Termination. The applicable COBRA health insurance benefit continuation period shall begin at the end of the period of continued health insurance coverage described in the preceding sentence.
(i)	If the Executive becomes covered under the health insurance coverage of a subsequent employer that does not contain any exclusion or limitation with respect to any preexisting condition of the Executive or the Executive’s eligible dependents, this health insurance benefit coverage by the Participating Company shall be discontinued prior to the end of the applicable benefit continuation period.

(ii)	If, as of the date of the Qualifying Termination, the provision to the Executive of the health insurance coverage described in this Section 3.4(f) would either: (A) violate the terms of the health insurance or other welfare benefit plan (or any other related insurance policies), (B) violate any of the Code’s nondiscrimination requirements applicable to such coverage, or (C) trigger tax penalty under Code Section 409A, then the Company, in its sole discretion, may elect to pay the Executive, in lieu of the health insurance coverage described under this Section 3.4(f), a lump-sum cash payment equal to the total monthly premiums (or in the case of a self-funded plan, the cost of COBRA continuation coverage) that would have been paid by the Participating Company for the Executive under the health insurance or other welfare benefit plan from the date of termination through the: (1) thirty (30) months for Tier I Executives, or (2) eighteen (18) months for Tier II and III Executives following such date.
In the event that any health insurance or other welfare benefit coverage provided under this Section 3.4(f) is subject to federal, state, or local income or employment taxes, or in the event that a lump-sum payment is made in lieu of health insurance or other welfare benefit coverage under Section 3.4(f)(ii), the Company shall provide the Executive with an additional payment in the amount necessary such that after payment by the Executive of all such taxes (calculated after assuming the Executive pays such taxes for the year in which the payment or benefit occurs at the highest marginal tax rate applicable), including the taxes imposed on the additional payments, the Executive effectively received coverage on a tax-free basis or retains a cash amount equal to the health insurance or other welfare benefit cash payments provided pursuant to this Section 3.4(f)(ii).

(g)	A Participating Company shall provide the Executive with an additional pension benefit determined as if the Executive’s employment with the Participating Company had continued for an additional: (i) thirty (30) months for Tier I Executives or (ii) eighteen (18) months for Tier II and III Executives, and calculated as if the Executive’s relevant pay for such additional period is at the same level as on the date of the Qualifying Termination, which benefit shall be provided under the Company’s qualified retirement plans to the extent permitted thereunder or under a nonqualified plan established by the Company.
     3.5 Notice of Termination. Any termination of the Executive’s employment by a Participating Company or by the Executive shall be communicated by Notice of Termination to the other party.
     3.6 Disability. Notwithstanding any provision of the Plan to the contrary, if an Executive becomes Disabled after the date of the Executive’s Qualifying Termination, such

Executive shall not be entitled to benefits under any short-term or long-term disability plan of a Participating Company.
Article 4. Excise Taxes.
     4.1 Applicable Provisions if Excise Tax Applies. Anything in the Plan to the contrary notwithstanding, if it is determined (as hereafter provided) that any payment or distribution by or on behalf of a Participating Company to or for the benefit of a Tier I or Tier II Executive, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (in the aggregate, the “Payment”), would be subject to the Excise Tax, the Participating Company shall pay an additional amount (the “Gross-Up Payment”) such that, after payment by the Tier I or Tier II Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Tier I or Tier II Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment; provided, however, that the Participating Company shall only be required to pay the Gross-Up Payment if the Tier I or Tier II Executive receives total “Parachute Payments” within the meaning of Section 280G of the Code (without consideration of the Gross-Up Payment) that exceed one hundred and ten percent (110%) of the amount that the Tier I and Tier II Executive would be entitled to receive without being subject to the Excise Tax. In the event that the Tier I and Tier II Executive is not entitled to receive a Gross-Up Payment, the Tier I and Tier II Executive shall be entitled to receive the Payment to which the Tier I and Tier II Executive is otherwise entitled to, unless reducing such Payment would result in an increase in the after-tax benefit to the Tier I and Tier II Executive (taking into account any Excise Tax, and any applicable federal, state and local income taxes). If reducing such Payment would result in an increase in the after-tax benefit to the Tier I and Tier II Executive, then the Payment shall be reduced to the minimum extent necessary so that no portion of any such Payment is subject to the Excise Tax. The fact that a Tier I or Tier II Executive’s right to a Payment may be reduced by reason of the limitations contained in this Section 4.1 shall not of itself limit or otherwise affect any other rights of the Tier I or Tier II Executive other than under the Plan. In the event that a Payment intended to be provided under the Plan is required to be reduced pursuant to this Section 4.1,a Tier I or Tier II Executive shall be entitled to designate which portion of the Payment will be so reduced in order to give effect to this Section 4.1. The Participating Company shall provide a Tier I or Tier II Executive with all information reasonably requested by the Tier I or Tier II Executive to permit the Tier I or Tier II Executive to make such designation. In the event that a Tier I or Tier II Executive fails to make such designation within 10 business days after the Effective Date of Termination, the Participating Company may effect such reduction in any manner it deems appropriate.
(a)	All determinations required to be made under this Section 4.1, including whether an Excise Tax is payable by a Tier I or Tier II Executive and the amount of such Excise Tax, shall be made by the Accounting Firm. The Participating Company shall direct the Accounting Firm to submit its determination and detailed supporting calculations to the relevant Participating Company and the Tier I or Tier II Executive within fifteen (15) calendar days after the date of the Tier I or

Tier II Executive’s termination, if applicable, and any other such time or times as may be requested by such Participating Company or the Tier I or Tier II Executive. If the Accounting Firm determines that no Excise Tax is payable by the Tier I or Tier II Executive, it shall, at the same time as it makes such determination, furnish the Tier I or Tier II Executive with an opinion that the Tier I or Tier II Executive has substantial authority not to report any Excise Tax on the Tier I or Tier II Executive’s federal, state, local income or other tax return.

(b)	The Participating Company and the Tier I or Tier II Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Participating Company or the Tier I or Tier II Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 4.1(a). Any reasonable determination by the Accounting Firm of the type contemplated by Section 4.1(a) (and supported by the calculations done by the Accounting Firm) shall be binding upon such Participating Company and the Tier I or Tier II Executive.

(c)	The federal, state and local income or other tax returns filed by the Tier I or Tier II Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax, if any, payable by the Tier I or Tier II Executive. The Tier I or Tier II Executive shall make proper payment of the amount of any Excise Tax, and upon request, provide to the Participating Company true and correct copies (with any amendments) of the Tier I or Tier II Executive’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Participating Company, evidencing such filing and payment.

(d)	The Participating Company will pay the fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 4.1(a) and Section 4.1(c). If such fees and expenses are initially paid by the Tier I or Tier II Executive, subject to Section 7.7, the Participating Company shall reimburse the Tier I or Tier II Executive the full amount of such fees and expenses within ten (10) business days after receipt from the Tier I or Tier II Executive of reasonable evidence of payment.
Article 5. Contractual Rights and Legal Remedies
     5.1 Payment Obligations Absolute. A Participating Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Participating Company may have against the Executive or anyone else. All amounts payable by a Participating Company hereunder shall be paid without notice or demand.

     The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of a Participating Company’s obligations to make the payments and arrangements required to be made under this Plan, except to the extent provided in Section 3.3(f) and 3.4(f) herein.
     5.2 Contractual Rights to Benefits. This Plan establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, a Participating Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
     5.3 Legal Fees and Expenses. A Participating Company shall pay all reasonable legal fees, costs of litigation, prejudgment interest, and other expenses which are incurred in good faith by a Tier I or Tier II Executive as a result of the Participating Company’s refusal to provide the Change in Control Severance Benefits to which the Tier I or Tier II Executive becomes entitled under this Plan, or as a result of the Participating Company’s (or any third party’s) contesting the validity, enforceability, or interpretation of the Plan with respect to the Change in Control Severance Benefits, or as a result of any conflict between the parties pertaining to the Change in Control Severance Benefits under this Plan; provided, however, that if the court determines that a Tier I or Tier II Executive’s claims were arbitrary and capricious, the Participating Company shall have no obligation hereunder.
Article 6. Successors
     6.1 Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Plan shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed “the Company” for purposes of this Plan.
     6.2 Assignment by the Executive. This Plan shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in a lump sum to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.
Article 7. Miscellaneous
     7.1 Employment Status. This Plan is not, and nothing herein shall be deemed to create, an employment contract between the Executive and a Participating Company. The Executive acknowledges that the rights of a Participating Company remain wholly intact to change or reduce at any time and from time to time his compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge him prior to a Change in Control (subject to Section 3.2).
     7.2 Entire Plan. This Plan contains the entire understanding of the Participating Company and the Executive with respect to the subject matter hereof. In addition, the payments provided for under this Plan in the event of the Executive’s termination of employment shall be in lieu of any severance benefits payable under any severance plan, program, or policy of a Participating Company to which the Executive might otherwise be entitled.
     7.3 Adoption Procedure for a Participating Company.
(a)	Any Subsidiary of the Company may become a Participating Company under the Plan provided that by appropriate resolutions of the board of directors or other governing body of such Subsidiary, such Subsidiary agrees to become a Participating Company under the Plan and also agrees to be bound by any other terms and conditions which may be required by the Board or the Committee, provided that such terms and conditions are not inconsistent with the purposes of the Plan.

(b)	A Participating Company may withdraw from participation in the Plan, subject to approval by the Committee, by providing written notice to the Committee that withdrawal has been approved by the board of directors or other governing body of the Participating Company. The Committee may at any time remove a Participating Company from participation in the Plan by providing written notice to the Participating Company that it has approved removal. The Committee will act in accordance with this Section 7.3 pursuant to unanimous written consent or by majority vote at a meeting.
     7.4 Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to the Executive at the last address the Executive has filed in writing with the Participating Company or, in the case of the Participating Company, at its principal offices.
     7.5 Includable Compensation. Change in Control and General Severance Benefits provided hereunder shall not be considered “includable compensation” for purposes of determining the Executive’s benefits under any other plan or program of a Participating Company unless otherwise provided by such other plan or program.
     7.6 Tax Withholding. A Participating Company shall withhold from any amounts payable under this Plan all federal, state, city, or other taxes as legally required to be withheld.
     7.7 Internal Revenue Code Section 409A. To the extent applicable, it is intended that the Severance Benefits under this Plan be in full compliance with the provisions of Section 409A of the Code. To the extent any provision of this Plan is or will be in violation of Section 409A of the Code, the Plan shall be amended in such a manner that the Plan is or remains in compliance with Section 409A of the Code.

     Notwithstanding anything in the Plan to the contrary, if any payment to an Executive under the Plan would constitute a “deferral of compensation” under Section 409A of the Code and the Executive is a “specified employee” (as such phrase is defined in Section 409A of the Code), the Executive (or the Executive’s beneficiary) will receive payment of the amounts described in the Plan upon the earlier of (i) six (6) months following the Executive’s “separation from service” with the Participating Company (as such phrase is defined in Section 409A of the Code) or (ii) the Executive’s death.
     7.8 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Plan are not part of the provisions hereof and shall have no force and effect.
     Notwithstanding any other provisions of this Plan to the contrary, a Participating Company shall have no obligation to make any payment to the Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Plan not expressly subject to such order.
     7.9 Modification. Provisions of this Plan may be modified or waived by the Company; provided, however, that during the period beginning on the date of the Change in Control and ending on the second anniversary of such Change in Control, no provision of this Plan may be modified or waived unless such modification or waiver is agreed to in writing and signed by the affected Executives then covered by the Plan and by a member of the Committee, as applicable, or by the respective parties’ legal representatives or successors; provided further that any modification or waiver occurring during the twelve (12) months immediately prior to the Change in Control shall be deemed null and void unless such modification or waiver is agreed to in writing and signed by the affected Executives then covered by the Plan and by a member of the Committee, as applicable, or by the respective parties’ legal representatives or successors. Modifications or waivers agreed to in writing may affect only those Executives who have signed such modification or waiver.
     7.10 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein shall include the feminine; the plural shall include the singular and the singular shall include the plural.
     7.11 Applicable Law. To the extent not preempted by the laws of the United States, the laws of North Carolina shall be the controlling law in all matters relating to this Plan without giving effect to principles of conflicts of laws.

     IN WITNESS WHEREOF, the Company has executed this Plan on this 1st day of January, 2007.

     ATTEST:
     REYNOLDS AMERICAN INC.
/s/ Lisa J. Caldwell

By:	Lisa Caldwell Senior Vice President — Human Resources

APPENDIX A
REYNOLDS AMERICAN INC.
EXECUTIVE SEVERANCE PLAN
General Release
This is a very IMPORTANT document.
You will have at least twenty-one (21) days to review this document.
You will be required to sign this document in order to receive the benefits offered under the Reynolds American Inc. Executive Severance Plan (the “Plan”).
The General Release requires you to initial at the bottom of each page on the blank line and sign on the last page. DO NOT SIGN THE LAST PAGE OF THE GENERAL RELEASE OR INITIAL PREVIOUS PAGES PRIOR TO THE END OF YOUR LAST DAY OF ACTIVE EMPLOYMENT.
Once you are comfortable signing the General Release, mail or submit the General Release to Ella Long, RJRT Human Resources Department at P.O. Box 2959, 401 North Main Street, Winston-Salem, North Carolina 27102 after your last day of active employment. This General Release will be held by Human Resources until seven (7) days after the date of your signature in case you want to revoke your signature.
If you have any questions regarding the General Release, you may contact Ella Long, RJRT Human Resources Department at (336) 741-1259.
Thank you kindly.

REYNOLDS AMERICAN INC.
EXECUTIVE SEVERANCE PLAN
GENERAL RELEASE

YOU ARE ADVISED TO CONSULT AN ATTORNEY
BEFORE YOU SIGN THIS GENERAL RELEASE
If you feel that you are being coerced to sign this General Release, or that your signing would for any reason not be voluntary, or you believe the process by which you have been offered this General Release is discriminatory or otherwise unlawful,1 you are encouraged to resolve those concerns before signing this General Release. After reviewing the General Release with your attorney, you can discuss any concerns you have with the most senior level Human Resources Officer of RAI. You should thoroughly review and understand the effects of the General Release before signing it.
In exchange for the payments and benefits which you will receive pursuant to the terms of the Reynolds American Inc. Executive Severance Plan (the “Plan”) developed to provide severance benefits to specified senior executives of the Company and any other entity that adopts this Plan in accordance with the provisions of Section 7.3 (a “Participating Company) upon certain terminations of employment from a Participating Company, you hereby irrevocably and unconditionally agree to release, waive, and forever discharge Reynolds American Inc., all affiliates, subsidiaries and participating companies, and all of their past and present parent, subsidiary and affiliated corporations, and all of their benefit plans, and all of their past and present directors, trustees, officers, partners, employees and agents and their predecessors, successors and assigns (hereinafter collectively the “Releasees”), from all claims, demands,

[1]  The Age Discrimination in Employment Act prohibits employment discrimination based on age and is enforced by the Equal Employment Opportunity Commission (“EEOC”).
Other federal laws prohibit discrimination in employment based on sex, race, color, national origin, religion, disability, or veteran status. These laws are enforced by the EEOC and the
U.S. Department of Labor. There are also state and local laws prohibiting discrimination, which are enforced by state and local human rights agencies.

actions or liabilities (hereinafter “Claims”) you may have against any of them of whatever kind, including, but not limited to, those which are related to your employment with the Releasees, or the termination of that employment, or to eligibility and participation in the Plan or to other severance payments (including the Company’s Salary and Benefit Continuation Program-SBC). You agree that you have voluntarily executed this General Release on your own behalf, and also on behalf of any heirs, agents, representatives, successors and assigns that you may have now or in the future. You also agree that this General Release covers, but is not limited to, Claims arising from the Fair Labor Standards Act, as amended, the Worker Adjustment and Retraining Notification Act (“WARN”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, The Equal Pay Act of 1963 as amended, the Family and Medical Leave Act, and any other federal, state or local law including, but not limited to, any such law dealing with discrimination based on sex, race, color, national origin, religion, disability, veteran status or age. You also agree that this General Release includes Claims based on theories of contract, whether actual or implied, tort or public policy, whether based in common law or otherwise. You understand that this General Release covers all Claims that have accrued or arisen by the time you execute this General Release, including both those Claims that you know about and those that you may not know about. To the extent that Section 1542 of the Civil Code of California applies to your employment, or the termination of your employment, or any similar statute, you expressly waive any right or benefit available in any capacity under that Section or any similar statute which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

With respect to any charges or complaints that have been filed or may be filed concerning events or actions relating to your employment or termination of employment, you waive and release any right to recover in any lawsuit or proceeding brought by any person, entity or administrative agency on your behalf or which includes you in a class. This General Release does not include your nonforfeitable rights to your accrued benefits within the meaning of Sections 203 and 204 of ERISA which are not released hereby but survive unaffected by this document. Except as set forth in the preceding sentence, this General Release includes any Claim that you would otherwise have to benefits under any plan or program sponsored by the Releasees.
Neither the offer of this General Release nor the General Release itself is, or should be interpreted as, an admission by the Releasees that any actions of the Releasees were wrongful, unjustified, discriminatory, illegal or otherwise improper, including, but not limited to, any actions concerning your employment or the termination of your employment. Moreover, any such wrongdoing is denied by the Releasees.
You agree to cooperate with the Releasees in connection with any dispute, claim, litigation or investigation by any person or entity against or involving them or any of their officers, employees, agents or representatives and to be available, upon reasonable notice, for such things as interviews, depositions and trials.
You agree not to make any oral or written statement disparaging the Releasees (including, but not limited to, negative references to any products, services, or corporate policies of the

Releasees) to the general public and/or to any actual or potential employees, customers, suppliers or business partners of the Releasees.
You agree to execute and abide by the terms of the Non-Competition, Non-Disclosure of Confidential Information and Commitment to Provide Assistance Agreement as required by the Plan.
You agree not to apply for unemployment insurance attributable to your period of salary continuation as described in Section 3.3 of the Plan.
You understand that the Releasees have a legitimate interest in preventing the improper use and disclosure of their confidential and proprietary information including, but not limited to, all information that was disclosed or made known to you as a result of your employment, but that is not generally known by non-employees, or is known by non-employees through improper means (hereinafter collectively “Confidential Information”). You represent that you have not improperly disclosed any Confidential Information and you agree, for the maximum period permitted by law, to continue to hold all Confidential Information in trust and confidence for the Releasees, and you agree that you will not, directly or indirectly, publish or disclose to any third party, or use in any manner, such Confidential Information without appropriate prior written authorization; provided however, you may disclose information regarding this General Release to your spouse, and attorneys, and to your accountants and government agencies for purposes of payment of taxes or application for unemployment compensation benefits, as needed.

You agree that before executing this document you have returned all property of the Releasees, including, but not limited to, all documents, computer hardware or other materials containing any Confidential Information. Additionally, the terms and conditions of any prior executed employment confidentiality agreement and/or noncompete agreement entered into by you remain valid and are hereby incorporated herein.
You acknowledge and agree that:
     1. The payments and benefits provided pursuant to the Plan, as described therein, constitute consideration for this General Release, in that they are payments and benefits and things of value to which you would not have been entitled had you not signed this General Release.
     2. You have been provided with the terms and conditions of the Plan, a description of the class, unit or group of individuals covered by the Plan, the eligibility factors for the Plan, and the time limits applicable to the Plan.
     3. You have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this General Release, except for those set forth in the Plan.
     4. You are hereby advised to consult with an attorney before executing this General Release. You understand that you may revoke this General Release at any time within the seven (7) day period following your execution of this General Release. This General Release shall not become effective or enforceable until the seven (7) day revocation period has expired. To revoke, you agree to deliver a written notice of revocation to the most senior Human Resources Officer of RAI. This written revocation must be delivered to the most senior Human Resources Office of RAI prior to the conclusion of the seventh (7th) day after you sign the General Release. If the most senior Human Resources Officer of RAI does not receive a written revocation by the end of the seven (7) day period, this General Release will become fully enforceable at that time.
All provisions and portions of this General Release are severable. If any portion or portions of this General Release or the application of any provision or portion of this General Release to any person, to any circumstance, or to any Claims, is determined to be invalid or unenforceable to any extent for any reason, the remaining provisions and portions of this General Release shall be unaffected and shall continue to be enforceable to the fullest and greatest extent permitted by law.
You understand that this General Release is being offered in the State of North Carolina and agree that the laws of the State of North Carolina shall govern this agreement without respect to North Carolina’s conflicts of law principles.

     By your signature below, you acknowledge that you understand and agree to this General Release.

Employee Name (Print)

Employee Signature

Date

Witness (Print Name)

Witness (Signature)

Date

Once this document has been executed, please immediately send the original to:
Ella Long
Senior Director Employment Practices
R. J. Reynolds Tobacco Company
P.O. Box 2959
401 North Main Street
Winston-Salem, NC 27102

APPENDIX B
Non-Competition,
Non-Disclosure of Confidential Information,
And
Commitment to Provide Assistance Agreement
I, [Employee’s Name], acknowledging the terms and conditions of the Reynolds American Inc. Executive Severance Plan offered by Reynolds American Inc., a subsidiary or affiliated company (hereinafter “RAI” or “Companies”), do hereby enter into this Non-Competition, Non-Disclosure of Confidential Information and Commitment to Provide Assistance Agreement and agree to each of the following:
•	I will not, without the prior written consent of Reynolds American Inc. (“RAI”), use, divulge, disclose or make accessible to any other person, firm, partnership or corporation or other entity any confidential information pertaining to the businesses of RAI, and/or any of their affiliates or subsidiaries (collectively, the “Companies”), except when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the businesses of the Companies, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order me to divulge, disclose or make accessible such information. For purposes of this agreement, “Confidential Information” shall mean non-public information concerning any of the Companies’ data, strategic business plans, product development data (or other proprietary product data), customer lists, marketing plans and other proprietary information, except for specific items which have become publicly available information (other than such items which I know have become publicly available through a breach of fiduciary duty or any confidentiality agreement).

•	During the period commencing on the date of my execution of this agreement or conclusion of active employment, which ever is later, and ending at the conclusion of my Severance Benefits, as defined by the Executive Severance Plan depending upon my status as a Tier I, Tier II or Tier III Executive and the Qualifying Termination, more specifically ___months, I covenant and agree that:
I will not directly or indirectly (whether as owner, partner, consultant, employee, or otherwise), engage in any of the “Major Businesses” (as defined below) in which any of the Companies are engaged; and

I will not, on my own behalf or on behalf of any person, firm or company, directly or indirectly offer employment to any person who was, at the time of the termination of my employment, employed by any of the Companies.
For purposes of this agreement, “Major Businesses” means the major business segments of any of the Companies dealing in the manufacture, sale or marketing of tobacco and/or smoking products or products deemed to be in competition with tobacco and/or smoking products, including but not limited to those developed, marketed or intended to be used as part of smoking cessation programs, or as tobacco or smoking substitutes.
I and the Companies agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction, such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.
•	I agree that:
I will personally provide reasonable assistance and cooperation to the Companies in activities related to the prosecution or defense of any pending or future lawsuits or claims involving any of the Companies.
I will promptly notify RAI if I receive any requests from anyone other than an employee or agent of one of the Companies for information regarding any of the Companies which could reasonably be construed as being proprietary, non-public or confidential or if I become aware of any potential claim or proposed litigation against any of the Companies.
I will refrain from providing any information related to any claim or potential litigation against any of the Companies to any non-Company representatives without RAI’s written permission or being required to provide information pursuant to legal process.
If required by law to provide sworn testimony regarding any matter related to any of the Companies, I will consult with and have legal counsel designated by RAI present for such testimony. RAI will be responsible for the costs of such designated counsel, and I will bear no cost for same.
If I am required by law to provide sworn testimony regarding any matter related to any of the Companies, and if I require legal counsel to represent and protect my interests (in addition to RAI’s designated legal counsel provided for under subparagraph (d) herein), RAI will reimburse me for any legal expenses (including, but not limited to, the costs of any attorney reasonably acceptable to me and RAI, which acceptance by RAI shall not be unreasonably withheld) and other out-of-pocket expenses I may incur in relation to such testimony.
I will cooperate with the Companies’ attorneys to assist in their efforts, especially on matters I have been privy to, holding all privileged attorney-client matters in strictest confidence unless ordered to do otherwise by a court of competent jurisdiction or a committee of the Congress of the United States or of a state legislature. I understand that I will be reimbursed for travel, food, lodging or similar out-of-pocket expense incurred at the request of any of the Companies in discharging any of my obligations under this agreement.
•	I agree that any breach of the covenants contained in this agreement would irreparably injure the Companies. Accordingly, the Companies may, in addition to pursuing any other remedies that they may have in law or in equity, obtain an injunction against me from any court having jurisdiction over the matter, restraining any further violation of this agreement by me.
Accepted and agreed to:

[Employee’s Name]	Date

Appendix C
List of Participating Companies
Reynolds American Inc. (plan sponsor)
R. J. Reynolds Tobacco Company
R. J. Reynolds Global Products, Inc.
R. J. Reynolds Tobacco (CI), Co.
Santa Fe Natural Tobacco Company, Inc.
Lane, Limited
Conwood LLC
Conwood Company, L.P.
Conwood Sales Co., L.P.
Scott Tobacco LLC
Rosswil LLC
With respect to a Participating Company that has an Executive Department, only individuals employed within that Executive Department will be considered to be employed by the
Participating Company for purposes of this Plan.